CONTACTS:                       Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE ANNOUNCES WEBCAST DETAILS
FOR ANNUAL STOCKHOLDERS’ MEETING

Corona, CA – May 24, 2013 – Monster Beverage Corporation (NASDAQ:MNST) announced today that the Company will provide a live audio webcast of the business discussion and question and answer portion of its annual stockholders’ meeting on Monday, June 3, 2013.  The webcast will begin at 1:20 p.m. Pacific Time, following the formal portion of the meeting, which will begin at 1:00 p.m. Pacific Time.
The live audio webcast will be available at www.monsterbevcorp.com under the “Events & Presentations” section.  For those who are not able to listen to the live broadcast, the event will be archived for approximately one year on the website.

Monster Beverage Corporation
Based in Corona, California, Monster Beverage Corporation is a marketer and distributor of energy drinks and alternative beverages. The Company markets and distributes Monster Energy® brand energy drinks, Monster Energy Extra Strength Nitrous Technology® brand energy drinks, Java Monster® brand non-carbonated coffee + energy drinks, X-Presso Monster® brand non-carbonated espresso energy drinks, M3® Monster Energy® Super Concentrate energy drinks, Monster Rehab® non-carbonated energy drinks with electrolytes, Muscle Monster™ Energy Shakes, Übermonster® energy drinks, Worx Energy® shots, and Peace Tea® iced teas, as well as Hansen’s® natural sodas, apple juice and juice blends, multi-vitamin juices, Junior Juice® beverages, Blue Sky® beverages, Hubert’s® Lemonades, Vidration® vitamin enhanced waters, and PRE® Probiotic drinks.  For more information, visit www.monsterbevcorp.com.